Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Reg. No. 333-204882 and 333-268039) of Bright Mountain Media, Inc. of our report dated June 29, 2023, relating to the combined financial statements of Big Village Agency, LLC and Big Village Insights, Inc, as of and for the years ended December 31, 2022 and 2021, which report is included in this Current Report on Form 8-K of Bright Mountain Media, Inc. dated July 6, 2023.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas
July 6, 2023